                                                                        EXHIBIT
                                                                         12.1

PACKAGED ICE, INC. AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED
CHARGES
(THOUSANDS OF DOLLARS)

                                                                                             Historical
                                                                    --------------------------------------------------------------
                                                                                        Year
                                                                                        Ended                       Six Months
                                                                                      December 31,                Ended June 30,
                                                                      1992     1993     1994    1995      1996         1997
                                                                    --------------------------------------------- ----------------
FIXED CHARGES AS DEFINED:

                                     (1) Interest on long-term
                                           debt                           $1      $11      $25     $76       $130          $1,519
                                                                    -------------------------------------------------------------
                                     (2) Total Fixed Charges              $1      $11      $25     $76       $130          $1,519
                                                                    =============================================================


EARNINGS AS DEFINED:

                                     (3) Loss from continuing          ($166)   ($391)   ($722)  ($688)     ($990)        ($1,698)
                                         operations
                                     (4) Income taxes for
                                         continuing operations
                                     (5) Total Fixed Charges               1       11       25      76        130           1,519
                                                                    -------------------------------------------------------------
                                     (6) Loss From Continuing
                                         Operations Before
                                            Income Taxes and           ($165)   ($380)   ($697)  ($612)     ($860)          ($179)
                                            Fixed Charges
                                                                    =============================================================

RATIO OF EARNINGS TO FIXED CHARGES
   (line 6 divided by line 2)                                   (a)      N/A      N/A      N/A     N/A        N/A            N/A
                                                                    =============================================================
COVERAGE DEFICIENCY:                                                   ($166)   ($391)   ($722)  ($688)     ($990)        ($1,698)
                                                                    =============================================================

(a)                                  Earnings are
                                     inadequate to
                                     cover fixed
                                     charges

